September 2, 2003

Mr. Todd R. Peters
 < Address >

Dear Todd:

This letter agreement (the "Agreement") details the understanding that TriMas
Corporation ("TriMas") and you have reached regarding the termination of your employment with TriMas, and the benefits that TriMas is willing to provide you as consideration for the execution of this Agreement. Please review it carefully to make sure you are in complete agreement.

1.   Employment and Severance Benefits

Your employment with TriMas terminates on September 2, 2003 (the "Termination
Date"). As consideration for the execution of this Agreement, TriMas agrees to pay you the Severance Benefits described below.

(a)  Base salary continuation for a period of twenty-four (24) months following the Termination Date at the annual base salary rate in effect on the
     Termination Date. Payments will be made in equal, bi-weekly installments, less applicable withholding and payroll taxes. (The gross amount of this salary continuation is Six Hundred and Eighty Thousand Dollars ($680,000).
     The gross amount per pay period will be $13,076.)

(b)  A gross bonus equal to two hundred percent (200%) of the target bonus opportunity under the Annual Value Creation Plan (AVCP), payable in equal installments over the twenty-four (24) month period under the same payment provisions described above. (The gross bonus amount for this purpose is
     Four Hundred and Eight Thousand Dollars ($408,000). The gross amount per pay period will be $7,846.15.) In addition, a pro rata bonus will be paid for 2003 through the Termination Date calculated at one hundred percent
     (100%) of the bonus opportunity for target performance under the AVCP. The gross bonus amount for this purpose is One Hundred and Thirty-Six Thousand
     Nine Hundred Thirty-One Dollars ($136,931), subject to all applicable withholdings described above, paid as a single sum following the expiration of the twenty-one day consideration period described below and the seven day revocation period described in Section 9 below.

Mr. Todd R. Peters
September 2, 2003

(c)  Continuation of benefits under any group medical, dental, and life insurance benefits substantially similar to those which you were receiving immediately prior to termination of employment until the earlier of:

     1.   the end of the twenty-four (24) month period following the Termination
          Date, or

     2.   the date on which you become eligible to receive any benefits under any plan or program of any other employer.

          TriMas will pay the employer-portion of the medical, dental, and life insurance coverage. You will be required to pay the employee-portion of the medical, dental, and life insurance premiums. The
          employee-portion of the premiums will be billed to you on a monthly basis. Health care continuation will be applied against the COBRA notification period. If TriMas is not able to provide coverage under the existing plans, you will be paid cash in the amount of the
          TriMas's portion of the premium cost.

(d)  Outplacement Services. TriMas shall pay reasonable and customary fees and expenses for outplacement services for you with a provider selected by
     TriMas. TriMas shall make direct periodic payments for such services to the provider, as needed, provided that such payments shall not in the aggregate exceed Twenty Thousand Dollars ($20,000).

(e)  Company Car. You shall continue to participate in the TriMas Executive Car
     Program for a period of twelve (12) months from the Termination Date in accordance with the terms of that program.

(f)  Vacation. Your right to vacation will cease on the Termination Date. Your unused vacation for 2003 will be paid to you in a lump sum following the expiration of the twenty-one day consideration period and seven day revocation period described in Section 9 below.

(g)  Termination of Accruals Under Retirement Plans. Notwithstanding anything to the contrary set forth herein, you shall cease to be an active participant under the TriMas Retirement Program and other benefit plans pursuant to the terms of those plans, and no additional benefits shall accrue to you after the Termination Date. No amounts paid under this Agreement shall constitute compensation for purposes of any such retirement plan. Your rights to any accrued and vested benefits under a qualified retirement plan shall be determined in accordance with the applicable plan document.

Mr. Todd R. Peters
September 2, 2003

(h)  Taxes. Any payments made by TriMas hereunder are subject to applicable federal, state and local tax withholding. You agree that you are exclusively liable for the payment of any federal, state, city or other taxes that may be due as a result of any benefits received by you as provided in this Agreement. You further agree to indemnify and hold TriMas harmless from any payment of taxes or penalties, if any, that may be required of you as a result of any severance benefits received by you pursuant to this Agreement. You may wish to consult with your financial or tax advisor with regard to the tax implication of any benefits described in this Agreement. You acknowledge and agree that no representations or warranties have been made to you with regard to the tax consequences of any payment provided for under this Agreement.

Payment of the amounts and benefits set forth in this Section 1 is in lieu of any amounts that may otherwise be or become payable to you after the Termination
Date under the employment agreement between you and TriMas dated effective June
6, 2002 ("Employment Agreement") or any other agreement, plan, policy, or program of TriMas, including, without limitation, any rights to a bonus under the TriMas Annual Value Creation Plan ("AVCP") AND ANY CLAIM TO VESTED OR
UNVESTED OPTIONS TO ACQUIRE STOCK IN TRIMAS UNDER THE TRIMAS 2002 LONG TERM
EQUITY INCENTIVE PLAN ("INCENTIVE PLAN"), OR TO FUTURE GRANTS OF SUCH OPTIONS OR
CONVERSION OF ANY OPTIONS ISSUED BY METALDYNE CORPORATION INTO TRIMAS OPTIONS.
By signing this Agreement you waive and release all claims listed under Section
6, which includes a waiver and release of any and all claims for payments in any form from the Employment Agreement, the AVCP, the Incentive Plan, and any other
TriMas severance or bonus plan that may exist or have existed prior to the date of this Agreement. This Agreement supersedes the Employment Agreement in its entirety, and the Employment Agreement shall terminate and have no further effect upon the execution of this Agreement.

2. Non-Competition; Non-Solicitation; Confidentiality; Release Consideration.
You agree that you are subject to the restrictive covenants and remedies set forth on Attachment A, which is hereby incorporated into and made part of to this Agreement. You acknowledge that this Agreement provides additional and sufficient consideration for the release contained herein.

3. Return of Property. You agree to immediately return all TriMas property (and any copies of such property) of any kind and character, including, without limitation, keys, credit cards, documents, computers, computer software, discs and media, policy and procedures manuals and all other tangible or intangible property of TriMas.

4. E-Mail and Computer Accounts. Access to TriMas e-mail services and other computer systems will cease on the Termination Date.

Mr. Todd R. Peters
September 2, 2003

5. Cooperation.

     (a) You agree that you will not to in any way criticize, disparage, attempt to discredit, demean or otherwise call into disrepute TriMas, or its respective affiliates, successors, assigns, officers, directors, employees or agents, or any of TriMas' products or services.

     (b) You agree that you will not assist any party other than TriMas in any claim, litigation, proceeding or investigation against TriMas or other Released
Parties (as defined below), except as required by law. You further agree that if you believe any such action is required by law, you will first afford TriMas the opportunity to raise and obtain a ruling on any claim of attorney-client or other privilege, attorney work product protection, contractual or other defense that may be applicable.

     (c) You agree to provide, at TriMas' expense, your reasonable cooperation to TriMas and the Released Parties in any existing or future claim, litigation, proceeding, investigation or other judicial, administrative or legislative matter in which your assistance may be desired by TriMas.

6.   Release.

     (a) You and TriMas, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands, and causes of action you have asserted or which you could assert against TriMas, whether or not arising out of the Employment Agreement; any representations or agreements relating to stock options; any agreement with a predecessor to
TriMas; the termination of your employment, under the Employment Agreement; your employment relationship; the termination of the employment relationship; or any condition or benefit of employment or otherwise. This Agreement is not and shall not be construed as an admission by either party that your employment was terminated voluntarily or involuntarily, with or without cause, or as an admission by TriMas of any liability, an admission against interest, or any violation of TriMas' policies or procedures.

     (b) You, for yourself, and your heirs, executors, administrators, successors and assigns, hereby release and forever discharge TriMas, its affiliates and respective officers, directors, agents, representatives, shareholders, employees (current and former), employee benefit plans, successors, predecessors, including Metaldyne Corporation, assigns, and any and all other persons, firms, corporations and other legal entities associated with
TriMas (collectively referred to as the "Released Parties"), of and from any and all claims, demands, actions, causes of action, debts, damages, expenses, suits, contracts, agreements, costs and liabilities of any kind, nature or description, whether direct or indirect, known or unknown, in law or in equity, in contract, tort or otherwise, which you ever had, now have or may have against any of the
Released Parties as of the date of execution of this Agreement, whether known or unknown, suspected or

Mr. Todd R. Peters
September 2, 2003

unsuspected, or which may be based upon pre-existing acts, claims or events occurring at any time up to the present date including, but not limited to, claims arising under the Employment Agreement, the Incentive Plan, or any other written or oral agreement regarding compensation, benefits, or options or equity grants, Title VII of the Civil Rights Act of 1964 or state civil rights statutes, claims arising under the Age Discrimination in Employment Act of 1967
("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA"),
claims arising under the Americans with Disabilities Act ("ADA"), the Family and
Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), the National
Labor Relations Act ("NLRA"), the Employee Retirement Income Security Act
("ERISA"), claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, defamation, libel, slander, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort or any other federal, state or local common law or statutory claims, and all other claims and rights, whether in law or equity. It is the intention of the parties that this paragraph will be construed as broadly as possible; however, this paragraph does not include claims arising under state workers' compensation laws, state unemployment laws and any claims that arise after the signing of this Agreement. This paragraph also does not affect your right to file a charge or otherwise participate in an EEOC proceeding insofar as it is required by current EEOC regulations. You understand that TriMas will assert this Agreement as an affirmative defense against any claim asserted by you in any forum.

     (c) In signing this Agreement, you agree to waive any rights you might have to pursue any claims against TriMas through any alternative dispute resolution process, or through any court or administrative agency, to the extent permitted by law, and further agree not to bring any suit or action in any court or administrative agency, to the extent permitted by law, against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

7. Nondisclosure. You agree to not disclose the existence of this Agreement or any of its terms to any third parties other than your spouse, tax advisors, accountants and attorneys, or as otherwise required by law. You agree that any violation of this non-disclosure paragraph will result in substantial and irreparable injury to TriMas.

8. References. In the event that you seek a reference for employment purposes, you agree to direct inquiries to TriMas' Human Resources Department. References to be provided by TriMas regarding you shall be limited to dates of employment, positions held and compensation. Those making such inquiries will be advised that it is the general policy of TriMas to provide only such neutral references in response to employment inquiries.

9. Consideration Time and Revocation Period.

Mr. Todd R. Peters
September 2, 2003

     (a) Consistent with the ADEA, this Agreement was first given to you on
September 2, 2003. You have twenty-one (21) calendar days during which to review and consider this offer. You are not required to, but may accept this Agreement by signing and returning the Agreement at any time prior to September 23, 2003.
In the event you sign and return this Agreement before that time, you certify, by such execution, that you knowingly and voluntarily waive the right to the full twenty-one (21) days, for reasons personal to you, with no pressure by
TriMas to do so. TriMas and you further agree that any changes, whether material or immaterial, to this Agreement do not restart the running of the twenty-one
(21) day consideration period.

     (b) You understand that you may revoke this Agreement for a period of seven
(7) calendar days following your execution of the Agreement. You understand that any revocation, in order to be effective, must be: (1) in writing and either postmarked within seven (7) days of your execution of the Agreement and addressed to General Counsel, TriMas Corporation, 39400 Woodward, Suite 130,
Bloomfield Hills, MI 48304, or (2) hand-delivered within seven (7) days of your execution of the Agreement to TriMas' General Counsel at the address listed above. If revocation is by mail, certified mail, return receipt requested is required to show proof of mailing.

     (c) No payments or benefits under this Agreement shall be made to you until after the seven (7) day revocation period has expired. If you do not revoke this
Agreement within the seven (7) day revocation period, then this Agreement shall become fully and finally effective and the payments and benefits provided hereunder will be made to you in accordance with this Agreement.

10. Complete Agreement. In executing this Agreement, you are doing so knowingly and voluntarily and agree that you have not relied upon any oral statements by
TriMas or its representatives, and that this Agreement, when signed by both parties, supersedes any and all prior written agreements between the parties regarding the terms of your employment or the termination of such employment, including, without limitation, the Employment Agreement. You agree that the provisions of Sections 2, 5, 6 and 7 have been separately negotiated and shall survive any termination or expiration of this Agreement.

11. Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided that such court may, in lieu of finding any provision hereof to be unenforceable, illegal or invalid, modify any such provision to preserve to the greatest extent possible the intended effect of such provision while otherwise rendering it legal and enforceable.

Mr. Todd R. Peters
September 2, 2003

12. Choice of Law. This Agreement shall be deemed to be made and entered into in the State of Michigan and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan and the United States.

13. Attorney. You understand and acknowledge that you have had the opportunity to review this Agreement with an attorney, and have been encouraged and given ample time to consult with your own legal counsel prior to executing this
Agreement to ascertain whether you have any potential rights or remedies that are being waived and released by your execution of this Agreement. You acknowledge that the decision to do so or not do so is totally your choice.

YOU REPRESENT THAT YOU FULLY UNDERSTAND THE TERMS OF THIS AGREEMENT AND EXECUTE
IT KNOWINGLY AND VOLUNTARILY; THAT NO PROMISE, INDUCEMENT OR AGREEMENT HAS BEEN
MADE TO YOU OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT; THAT THIS
AGREEMENT, CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
MODIFIED EXCEPT BY A SUBSEQUENT WRITTEN AGREEMENT, EXECUTED BY BOTH PARTIES,
WHICH SPECIFICALLY EVIDENCES AN INTENT TO MODIFY THIS AGREEMENT; AND THAT YOU
HAVE BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO EXECUTING THIS
AGREEMENT.

WITNESSED:

----------------------------------      ---------------------------------------
                                                     TODD R. PETERS

----------------------------------      ---------------------------------------
DATE OF WITNESS' SIGNATURE                  DATE OF EXECUTIVE'S SIGNATURE

                                                  TRIMAS CORPORATION
                                                       (TRIMAS)

                                       BY:
                                           -------------------------------------

                                       ITS:
                                            ------------------------------------

Mr. Todd R. Peters
September 2, 2003

                                  ATTACHMENT A

By my signature below, I, Todd R. Peters (hereinafter "Executive"), accept the following covenants, in exchange for consideration provided under the September
2, 2003 letter agreement ("letter agreement") with TriMas Corporation
("Company"), which agreement incorporates these covenants.

(a)  Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that for the twenty-four (24)
     month period following the Termination Date, as defined in the letter agreement ("Non-Compete Term"), Executive shall not engage, either directly or indirectly, as a principal for Executive's own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business which designs, develops, manufacturers, distributes, sells or markets the type of products or services sold, distributed or provided by Company or its subsidiaries during the two (2)
     year period prior to the Termination Date (the "Business"); provided that nothing herein shall prevent Executive -------- from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

(b)  During the Non-Compete Term, Executive shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of Company to leave
     Company, or assist in any of the foregoing, or (ii) solicit for business
     (relating to the Business) any person who is a customer or former customer of Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

(c)  Executive shall not at any time disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of the Company, including but not limited to, information

Mr. Todd R. Peters
September 2, 2003

     relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of Company generally, or of any subsidiary of Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to Company. The preceding sentence of this paragraph (d) shall not apply to information which is not unique to Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive further agrees that Executive will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company or its subsidiaries.

(d)  It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this Attachment A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Attachment A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)  Executive acknowledges and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of this Attachment A would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under the letter agreement and shall return any payments made under the letter agreement. Moreover, Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                                           -------------------------------------
                                                      Todd R. Peters